Exhibit 99.1

NEWS RELEASE for November 28, 2005
Contact:   Dina L. Masi, CFO
           Integrated BioPharma, Inc.
           888-319-6962
           d.masi@ibiopharma.com


            Integrated BioPharma Announces Senior Management Changes

HILLSIDE, N.J., November 28, -- Integrated BioPharma, Inc announced today the appointment of Ms. Dina L. Masi as the Company's Chief Financial Officer and Senior Vice President. Mr. Eric Friedman, who was the acting Chief Financial Officer, will be dedicating his time to his duties and responsibilities as the Chief Executive Officer of AgroLabs, Inc., a wholly-owned subsidiary of INB.

"We are very pleased that Ms. Masi has joined INB," said E. Gerald Kay, CEO and Chairman of the Board. "Dina is a highly accomplished financial executive with over twenty years of financial, accounting, business development and strategic planning skills. We were fortunate to have Mr. Friedman cover the CFO position while we conducted our search and are grateful for the dedication he has given to the Company."

Ms. Masi most recently operated a financial services consulting firm providing accounting and financial services to small business owners. Ms. Masi also served as a consultant to SEC registrants. Prior to that, Ms. Masi served as the Chief Financial Officer of a mortgage finance company and a Senior Vice President and Management Information Officer of a financial consulting services company. Before that, Ms. Masi served as the Chief Financial Officer of The Aegis Consumer Funding Group, Inc., a publicly traded consumer finance company specializing in automobile receivables. Ms. Masi began her career as an auditor with BDO Seidman, LLP.

Ms. Masi earned a Bachelors of Business Administration from St. Bonaventure University, St. Bonaventure, New York. She is a Certified Public Accountant.

About Integrated BioPharma Inc (INB)

     Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.